Exhibit 99.1

Theater Xtreme Entertainment Group, Inc. 250 Corporate Blvd, Suite E Newark, DE 19702 Phone: 302-455-1334 Fax: 302-455-1612

February 1, 2007

Dear Shareholder:

The last time I wrote to you, in September 2006, I said I would be writing again with updates on our progress and plans. As you also may remember, I expected to have “plenty of good news to deliver.” And while less than six months has elapsed since then, I have significant progress and good news to report.

First, the Company’s very robust sales growth is continuing. Sales orders, which approximate the realized revenue numbers in our formal financial reports, are estimated to exceed $1.5 million in the October-December 2006 quarter (the second quarter of our fiscal year). During this same period, we had 219 orders with an approximate average price of $7,000. The increase in orders and overall sales has resulted from growth in smaller ticket purchases, excluding parts and maintenance items. As more consumers become aware of the products and services we offer, we expect overall sales to increase and average order prices to decline as we see a growth in smaller item purchases and do-it-yourself package sales.

Revenue for the most recent quarter was 50% above the revenue reported in the comparable quarter of 2005. Interestingly, unlike most retailers, the Christmas holiday shopping season is normally not our strongest period because advanced theaters are typically a home-improvement purchase rather than a gift. Normally, the best quarter for us is winter - January through March - when consumers in our core Northeast U.S. markets are forced by cold weather to spend the most time indoors and, as a result, feel the greatest need to add amenities that make the indoors more fun. That’s another reason to be pleased with our fall quarter results. This was an unusually warm weather period in most of our retail markets. The fact that so many people were buying our home theaters - a classic winter purchase - amid such spring-like weather says something about the Theater Xtreme appeal.

A second item of good news is the new rounds of financing we received from Bushido Capital, Pierce Diversified, three private investors, and Kinzer Technology, a firm affiliated with a non-banking Fortune 500 company. This group collectively purchased convertible debentures and warrants for $1,500,000, thereby enabling Theater Xtreme to move forward on new stores and to increase products imported from China. We now have 12 stores open - four corporate stores and eight franchise stores - with the most recent franchise store having opened in Richmond, Va. In January, we announced the purchase of our newest franchise territory located in Seattle (marking our entry into the state of Washington). Our goal is to open five more corporate stores by the end of calendar year 2007, putting us in a dozen states. Our goal is to double the number of corporate stores during calendar 2007, in addition to current and new franchises.

Third, Theater Xtreme is also pursuing growth of another kind: expanding margins as well as sales. We are doing this primarily through two means, changing our product mix and getting better prices on non-branded home theater components manufactured in China. In the latter case, we are seeing the impact of rising sales volume, which leads to larger orders from our suppliers and, hence, more buying power.

As for product mix, we plan to raise furniture sales significantly as a share of our revenue. Thanks to sharp reductions in the cost of manufacturing furniture, it is now a margin-building product for us. Up to now furniture has accounted for about 15% of our sales. We aim to push that share up to 30%, with a resulting boost in gross margins. This product shift is one of the reasons why we are confident in achieving profitability no later than December 2007. It is also consistent with our retail model. Theater Xtreme has always seen and presented itself as a primary seller of packaged home theaters, not just sellers of the individual electronic components that produce the picture and sound. Packaged sales currently account for approximately 80% of our revenue, giving validation to our concept. This distinguishes us from the big-box home electronics retailers such as Best Buy, which have a component-driven model.

Finally, I want to share with you some facts about our stores to give you an idea of how well our retail model is working. Theater Xtreme outlets are designed to immerse customers in the home theater experience, not just to demonstrate discrete components such as a television set or surround-sound systems. We find this approach to be highly effective. For example, our averages show that for every ten people who walk into one of our stores, about three get a quote for a new system. Of those, one actually makes a purchase. In other words, based on our experience to date, there’s about a one-in-ten chance that anyone simply walking in the door will end up buying from us. And as you can see from the average sale-order price I cited above, those purchases are substantial. There is no reason why the same sales formula can’t be duplicated at each of our future stores, which is why we’re confident that new store openings pay off for us in sales growth and profitability.

Theater Xtreme has a proven model and enormous potential. The task now is to reach more customers in more markets with the Theater Xtreme experience. That’s just what we plan to do.

Sincerely,

Scott Oglum
Chief Executive Officer

FOR FURTHER INFORMATION
At Theater Xtreme:	At Investor Relations Int’l:
Justin Schakelman Theater Xtreme Entertainment Group +1 302-455-1334 Email: justin@theaterxtreme.com www.theaterxtreme.com	Haris Tajyar Investor Relations International +1 818-382-9702 Email: htajyar@irintl.com www.irintl.com

ABOUT THEATER XTREME ENTERTAINMENT GROUP, INC. — Theater Xtreme designs, sells, and installs affordable, large-format, front projection home cinemas. Its home cinema packages feature OneView(tm), a media controller that combines on-screen movies, music, photos, games, and Internet access with the touch of a button. The company focuses on middle-income consumers in the home entertainment marketplace, emphasizing value and performance across its line of home cinema audio, video, furnishings, and accessories.

SAFE HARBOR STATEMENT — Some of the information presented in this letter constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company's judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties, of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, the ability of the Company to sell franchises, success of the franchise stores, the ability to find suitable locations for new corporate and franchise stores, delay or loss of key products from vendors, the ability to maintain margin and sales growth rate, disruption of product delivery from overseas suppliers, changes in regard to significant suppliers, increased competition from companies with more expertise, experience, or financial resources, technological changes in the home theater market which may render the Company’s offerings obsolete, less competitive, or too expensive, material reduction in the demand for home theaters, and lack of sufficient capital to allow the Company to achieve its corporate store opening goal. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission which are available at www.sec.gov.